EXHIBIT 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-321-6711

Moriah Shilton

Investor Relations

408-321-6713

ITC Extends Initial Determination in Tessera DRAM ITC Action

- ALJ's Initial Determination Now Due on August 28, 2009 -

SAN JOSE, Calif. - June 15, 2009 - Tessera Technologies, Inc. (NASDAQ: TSRA) announced that the Administrative Law Judge (ALJ) in the U.S. International Trade Commission (ITC) action brought by Tessera against certain DRAM manufacturers, Investigation No. 337-TA-630 (DRAM ITC action), has extended the deadline for issuing the Initial Determination in the action from July 17, 2009 to Aug. 28, 2009, due to his request for certain supplemental briefings from the parties involved in the DRAM ITC Action. The requested supplemental briefing will address only the effect, if any, of the ITC's Final Determination finding infringement of Tessera's patents in Investigation No. 337-TA-605 (Wireless ITC action) on the infringement analysis in the DRAM ITC Action. The date for issuance of the Final Determination in the DRAM ITC Action has been extended from Nov. 17, 2009 to Dec. 29, 2009.

The respondents in the DRAM ITC action include A-Data Technology Co., Ltd., Acer, Inc., Centon Electronics, Inc., Elpida Memory, Inc., Kingston Technology Co., Inc., Nanya Technology Corporation, Powerchip Semiconductor Corp., Promos Technologies Inc., Ramaxel Technology Ltd., Smart Modular Technologies, Inc., and TwinMOS Technologies, Inc. Tessera is asserting infringement of three Tessera patents, U.S. Patent No. 5,663,106 ('106), U.S. Patent No. 6,133,627 ('627), and U.S. Patent No. 5,679,977 ('977) and is seeking an exclusion order barring import of infringing products that incorporate the patented technology.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to Tessera's litigation strategy, procedural schedules, and the actions of government entities. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, include more information about factors that could affect the company's financial results.

About Tessera

Tessera develops and delivers technologies for wireless, consumer and computing products. The company's packaging and interconnect solutions enable smaller, higher-functionality electronic devices. Tessera's imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and image enhancement intellectual property.  The company also offers customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies.  Tessera licenses its technologies, as well as delivers products based on these technologies, to promote the development of the supply chain infrastructure.  The company is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

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